UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

BROOKFIELD REAL ASSETS INCOME FUND INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Shareholder Services

December 21, 2020

Shareholder Name

Address 1

Address 2

Address 3

IMPORTANT NOTICE

Re: Brookfield Real Assets Income Fund Inc.

Dear Stockholder:

We hope this letter finds you and your loved ones healthy and safe during these challenging times.  You may have already recently voted your shares with respect to the proxy solicitation campaign that we are currently conducting.  If so, we appreciate your participation and you may disregard this communication.

If, however, you have not voted your shares I’m writing as a reminder that your vote is still needed in relation to your investment in Brookfield Real Assets Income Fund Inc. (the “Fund”) concerning a proposal to approve a new investment sub-advisory agreement among Brookfield Public Securities Group LLC, Oaktree Capital Management, L.P. and the Fund.

We would really appreciate your participation in this important initiative and wish to briefly speak with you so that you may vote your shares.  The process is easy and the call will only take a few moments of your time.  You will not be asked to share any personal information.

Please contact my colleagues toll-free at 1-800-431-9629 between 9:00 a.m. and 10:00 p.m. Eastern Time, Monday through Friday.  At the time of the call, please reference the number listed below so that we can best serve you efficiently.  Thank you for your participation and continued support.

We hope you and your family have an enjoyable holiday season!  Thank you.

Sincerely,

Brian F. Hurley
President
Brookfield Real Assets Income Fund Inc.

REFERENCE NUMBER:    123456789

BROOKFIELD REAL ASSETS INCOME FUND INC.

Brookfield Place, 250 Vesey Street • New York, New York 10281